Radio One Announces Results of 2009 Annual Shareholders’ Meeting

WASHINGTON, DC – Radio One, Inc. (NASDAQ: ROIA and ROIAK) today reported the results of various proposals voted upon at its 2009 Annual Shareholders’ Meeting held December 16, 2009 in Greenbelt, Maryland.

Terry L. Jones and Brian W. McNeill were elected as Class A directors to serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified.

Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. were elected as Class B directors to serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified.

An amendment to Radio One’s certificate of incorporation was approved to effect a reverse stock split across all classes of our common stock by a ratio of not less than one-for-two and not more than one-for-fifty at any time prior to the next annual shareholders' meeting, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its discretion.  While approved by the shareholders, the Board retains the right to determine whether or not to actually effectuate any reverse stock split.

The Radio One 2009 Stock Option and Restricted Stock Plan was approved, to succeed the 1999 Stock Option and Restricted Stock Plan.

The appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One was ratified for the year ending December 31, 2009.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One currently owns 53 broadcast stations located in 16 urban markets in the United States. Additionally, Radio One owns Interactive One ( www.interactiveone.com ), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful, interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, Reach Media, Inc.( www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, and Community Connect Inc. (www.communityconnect.com ), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in Radio One's reports on Form 10-K/A and other filings with the Securities and Exchange Commission. Radio One does not undertake any duty to update any forward-looking statements.